UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2010

KID BRANDS, INC.
 (Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02 Results of Operations and Financial Condition

On November 4, 2010, Kid Brands, Inc. (the “Company”) issued a press release (the “Release”) announcing, among other things, financial results for the quarter ended September 30, 2010. Attached hereto as Exhibit 99.1 is a copy of the Release.
In the Release, certain financial measures for the quarter ended September 30, 2010 (“Q3 2010”), the nine-month period ended September 30, 2010 (the “2010 YTD Period”), and the nine-month period ended September 30, 2009 (the “2009 YTD Period”) are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of Q3 2010, the 2010 YTD Period and the 2009 YTD Period are non-GAAP financial measures.

In Q3 2010, the Company recorded charges related to: (i) the discontinuance of its sleep positioner product line, in the aggregate amount of approximately $670,000 and (ii) severance costs of approximately $0.3 million (the items in clauses (i) and (ii) collectively, the “Q3 2010 Charges”). During the 2009 YTD Period, the Company recorded (x) a non-cash charge to income (loss) from operations in an aggregate amount of $15.6 million related to the sale of its former gift business in December 2008 and (y) severance costs of approximately $0.4 million (the items in clauses (x) and (y) collectively, the “YTD 2009 charges”).

Adjusted net income is defined as net income plus/minus certain special items, after giving effect to the assumed tax impact of such items. Adjusted net income and Adjusted net income per diluted share for each of Q3 2010 and the 2010 YTD Period exclude the Q3 2010 Charges, and Adjusted net income and Adjusted net income per diluted share for the 2009 YTD Period exclude the YTD 2009 Charges, and in each case, give effect to the related assumed tax benefits associated therewith by applying an assumed 39% effective tax rate. In addition, adjusted net income per diluted share for the 2009 YTD Period also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position for such period, and the inclusion of such shares would have been anti-dilutive).

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, we believe that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare our results from operations and cash resources generated from our business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by our chief operating decision makers to measure our performance. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in the Release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to the Release.

The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1 Press Release of Kid Brands, Inc., dated November 4, 2010, announcing, among other things, financial results for the quarter ended September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2010		KID BRANDS, INC.
	By:	/s/ Marc S. Goldfarb

Marc S. Goldfarb Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Kid Brands, Inc., dated November 4, 2010, announcing, among other things, financial results for the quarter ended September 30, 2010.